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SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.      )

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Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12
PLAYBOY ENTERPRISES, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

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Notice of the 2002 Annual Meeting of Stockholders

May 15, 2002

        The Annual Meeting of Stockholders of Playboy Enterprises, Inc. will be held at Playboy's New York offices, located at 730 Fifth Avenue, New York, New York 10019, on Wednesday, May 15, 2002, at 9:30 a.m., local time, for the following purposes:

  1.
  to elect seven directors, each for one-year terms;

  2.
  to vote on the ratification of the appointment of Ernst & Young LLP as our independent auditors for the 2002 fiscal year; and

  3.
  to transact any other business that properly comes before the meeting.

        All holders of record of Playboy Class A common stock at the close of business on March 18, 2002 are entitled to notice of and to vote at the meeting. An alphabetical list of those stockholders, their addresses and the number of shares owned by each will be on display for all purposes germane to the meeting at Playboy's New York offices during normal business hours from May 3, 2002 to May 14, 2002. This list will also be on display at the meeting. Holders of Playboy Class B common stock on the record date are also welcome to attend the meeting but are not entitled to vote.

        We hope that you will be present at the meeting. If you cannot attend and you are a holder of Class A common stock, we urge you to vote your shares by dating, signing and mailing the enclosed proxy card in the envelope provided. The envelope requires no postage if it is mailed in the United States.

By Order of the Board of Directors
Howard Shapiro Secretary
April 8, 2002 Chicago, Illinois

PLAYBOY ENTERPRISES, INC.
680 North Lake Shore Drive
Chicago, Illinois 60611

Proxy Statement

GENERAL INFORMATION

Annual Meeting Time, Location and Admission Procedure

        The Annual Meeting of Stockholders of Playboy Enterprises, Inc. will be held on Wednesday, May 15, 2002, at 9:30 a.m., local time, at Playboy's New York offices located at 730 Fifth Avenue, New York, New York 10019.

        All stockholders of record on March 18, 2002, the record date for the Annual Meeting, are invited to attend the Annual Meeting. If you attend, you may be asked to present valid picture identification, such as a driver's license or passport. Cameras, recording devices and other electronic devices will not be permitted at the meeting. Please note that if you hold your shares in "street name" (that is, through a broker or other nominee), you will need to bring a copy of a brokerage statement reflecting your stock ownership as of the record date and check in at the registration desk at the meeting.

Securities Entitled to Be Voted at the Meeting

        Only shares of our Class A common stock held by stockholders of record on March 18, 2002, the record date for the Annual Meeting, are entitled to vote at the meeting. Each share of Class A common stock is entitled to one vote. On March 18, 2002, 4,864,102 shares of Class A common stock were outstanding. The Class B common stock is not entitled to be voted at the Annual Meeting. Holders of Class B common stock are receiving this proxy statement for information purposes only and will not receive a proxy card.

Information About This Proxy Statement

        We sent you these proxy materials because Playboy's Board of Directors is soliciting your proxy to vote your shares of Class A common stock at the Annual Meeting. This proxy statement summarizes the information you need to vote at the Annual Meeting. On April 8, 2002, we began mailing these proxy materials to all of our holders of record of Class A common stock and Class B common stock, as of the close of business on March 18, 2002.

Information About Voting

        Holders of Class A common stock can vote in person at the Annual Meeting or by proxy. If you want to vote by proxy, please complete, sign and date the enclosed proxy card and return it promptly in the accompanying envelope, which is postage paid if mailed in the United States. If your shares of Class A common stock are held in the name of a bank, broker or other holder of record, you will receive instructions from that holder of record that you must follow in order for your shares to be voted at the Annual Meeting.

        If you plan to attend the meeting and vote in person, we will give you a ballot when you arrive. If your shares of Class A common stock are not registered in your own name, and you plan to attend the Annual Meeting and vote your shares in person, you will need to contact the broker or agent in whose name your shares are registered to obtain a broker's proxy card and bring it with you to the Annual Meeting.

        If you vote by proxy, the individuals named on the proxy card (your proxies) will vote your shares in the manner you indicate. You may specify whether your shares should be voted for all, some or none of the nominees for director and whether your shares should be voted for or against the other proposal. If you sign, date and return the card without indicating your instructions on how to vote your shares, they will be voted as follows:

  •
  FOR the election of the seven nominees for director; and

  •
  FOR the ratification of the appointment of Ernst & Young LLP as our independent auditors for the 2002 fiscal year.

        If any other matter is presented at the meeting, the holders of your proxy will vote in accordance with his or her best judgment. At the time this proxy statement went to press, we knew of no other matters to be acted upon at the meeting.

        Your vote is important. Whether or not you plan to attend the Annual Meeting, we urge you to vote your shares by completing, signing, dating and mailing the enclosed proxy card in the accompanying envelope. Voting by proxy will not affect your right to attend the meeting and vote your shares in person.

        You may revoke or change your proxy at any time before it is exercised by any of the following methods:

  •
  sending a written revocation to Playboy's Secretary, Howard Shapiro;

  •
  signing and delivering a later dated proxy; or

  •
  voting in person at the meeting.

        Your most current vote is the one that is counted.

Quorum Requirement

        A quorum is necessary to hold a valid Annual Meeting. If stockholders entitled to cast a majority of all the votes entitled to be cast at the meeting are present in person or by proxy, a quorum will exist. Proxies marked "withheld" or "abstain" and broker non-votes are counted as present for establishing a quorum. A broker non-vote occurs when a broker votes on some matters on the proxy card, but not on others because the broker does not have authority to do so.

Information About Votes Necessary for Action to Be Taken

        All matters to be considered at the Annual Meeting require an affirmative vote of the majority of all shares of Class A common stock present in person or by proxy. Proxies marked "withheld" or "abstain" will have the same effect as a vote against the election of the nominee or a vote against any other matter. Broker non-votes will have no effect on the two items to be presented at the meeting.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

        Playboy's directors are elected by the stockholders each year at our Annual Meeting. Our directors are elected to serve one-year terms. Our bylaws allow the Board of Directors to fix the number of directors to be elected at each Annual Meeting at not fewer than five and not more than ten. The Board of Directors currently consists of seven members. The Board of Directors has nominated seven individuals for election at the Annual Meeting. Each of the nominees is currently a director. If reelected, each director's term will last until the 2003 Annual Meeting or until he or she is succeeded by another qualified director who has been elected.

        Your proxy will vote for each of the nominees unless you specifically withhold authority to vote for a particular nominee. If a nominee is unavailable for election, the holders of your proxy may vote for another nominee proposed by the Board of Directors, or the Board of Directors may reduce the number of directors to be elected at the Annual Meeting. Your proxy may not be voted for more than seven nominees.

        THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR ALL OF THE NOMINEES.

        The following information is provided with respect to each nominee for election as a director. The ages of the nominees are as of April 8, 2002.

CHRISTIE HEFNER
Director since 1979
Age 49

        Ms. Hefner was appointed Chairman of the Board and Chief Executive Officer of Playboy in November 1988. From September 1986 to November 1988, she was Vice Chairman of the Board, President and Chief Operating Officer. From February 1984 to September 1986, she was President and Chief Operating Officer; she had been President since April 1982. From January 1978 to April 1982, she was a Corporate Vice President. She joined Playboy in 1975 as Special Assistant to the Chairman of the Board. In addition, Ms. Hefner is a member of the Board of Directors of Telocity, Inc., a nationwide provider of broadband services to the residential market, and MarketWatch.com, Inc., an interactive financial media company. Ms. Hefner is the daughter of Hugh M. Hefner, Editor-in-Chief.

DENNIS S. BOOKSHESTER
Director since 1990
Age 63

        Mr. Bookshester is currently the Chief Executive Officer of Fruit of the Loom, Inc., and has been Chairman of the Board of Cutanix Corporation, a company principally engaged in scientific skin research, since November 1997. Prior to his current positions, Mr. Bookshester was an independent business consultant. From December 1990 to May 1991, he served as Chief Executive Officer of Zale Corporation, a company principally involved in the retail sale of jewelry. Mr. Bookshester was Corporate Vice Chairman, Chairman and Chief Executive Officer of the Retail Group of Carson Pirie Scott & Co., positions he held from 1984 to 1989. In addition, Mr. Bookshester is a member of the Board of Directors of Fruit of the Loom, Inc., and Elder-Beerman Stores Corp., which operates full-service department stores in the Midwest. Mr. Bookshester is on the Visiting Committee of the University of Chicago Graduate School of Business. Mr. Bookshester is Chairman of the audit committee of the Board and is a member of the compensation committee of the Board.

DAVID I. CHEMEROW
Director since 1996
Age 50

        Mr. Chemerow has been a private investor and consultant since July 2000. Prior to that, he served as President and Chief Executive Officer of Soldout.com, Inc. from May 2000 through July 2000 and was President and Chief Operating Officer from September 1999 through April 2000. Soldout.com, Inc. was a premium event and entertainment resource, specializing in sold out and hard-to-obtain tickets and personalized entertainment packages for sports, theater, cultural and other events. Mr. Chemerow was President and Chief Operating Officer of GT Interactive Software Corp., a company principally engaged in publishing computer games, from April 1998 to September 1999; he served as Executive Vice President and Chief Operating Officer from May 1997 to April 1998. From April 1996 to May 1997, he was Executive Vice President and Chief Financial Officer of ENTEX Information Services, Inc., a company principally engaged in providing distributed computing management solutions. Beginning in 1990 and prior to joining ENTEX, he was Executive Vice President, Finance and Operations, and Chief Financial Officer of Playboy. Mr. Chemerow is also a member of the Board of Directors of Dunham's Athleisure Corporation, a sporting goods retailer. Mr. Chemerow is a member of the audit committee of the Board.

DONALD G. DRAPKIN
Director since 1997
Age 54

        Mr. Drapkin has been a Director and Vice Chairman of MacAndrews & Forbes Holdings Inc. and various of its affiliates since 1987. Prior to joining MacAndrews & Forbes, Mr. Drapkin was a partner in the law firm of Skadden, Arps, Slate, Meagher & Flom for more than five years. Mr. Drapkin is also a member of the Board of Directors of the following corporations which file reports pursuant to the Securities Exchange Act of 1934: Anthracite Capital, Inc., a publicly traded real estate investment trust, The Molson Companies Limited, a diversified Canadian company best known for its Molson beer brand, Panavision, Inc., a designer, manufacturer and supplier of high-precision camera systems, Revlon Consumer Products Corporation, Revlon, Inc., SIGA Technologies, Inc., a development-stage company involved in developing vaccines, novel anti-infectives, and antibiotics for infectious diseases, and The Warnaco Group, Inc., a contract apparel manufacturer for major brand-name designers. Mr. Drapkin is also a member of the Board of Directors of our subsidiary, Playboy.com, Inc., or Playboy.com. Mr. Drapkin is a member of the compensation committee of the Board.

SOL ROSENTHAL
Director since 1985
Age 67

        Mr. Rosenthal has been Of Counsel to the Los Angeles office of the law firm of Arnold & Porter since July 2000. Prior to that he was Of Counsel to the Los Angeles law firm of Blanc Williams Johnston & Kronstadt, L.L.P. from May 1996 through June 2000. Prior to that, he was a senior partner in the law firm of Buchalter, Nemer, Fields & Younger from 1974 through April 1996. He has served as an arbitrator in entertainment industry disputes since 1977 and as the Writers Guild-Association of Talent Agents Negotiator since 1978. Mr. Rosenthal is a former member of the Board of Governors, Academy of Television Arts & Sciences, on which he served from 1990 to 1992; he is a former President of the Beverly Hills Bar Association and a former President of the Los Angeles Copyright Society. Mr. Rosenthal is Chairman of the compensation committee of the Board.

RICHARD S. ROSENZWEIG
Director since 1973
Age 66

        Mr. Rosenzweig has been Executive Vice President of Playboy since November 1988. From May 1982 to November 1988, he was Executive Vice President, Office of the Chairman, and from July 1980 to May 1982, he was Executive Vice President, Corporate Affairs. Before that, from January 1977 to June 1980, he had been Executive Vice President, West Coast Operations. His other positions with Playboy have included Executive Vice President, Publications Group, and Associate Publisher, Playboy magazine. He has been with Playboy since 1958.

SIR BRIAN WOLFSON
Director since 1996
Age 66

        Sir Brian Wolfson served as Chairman of Global Health Alternatives Inc., a company principally involved in health products, from October 1995 to February 1998. From January 1986 to June 1995, he served as Chairman of Wembley plc, a company engaged in the sports and entertainment industry. From 1967 to 1970, he served as joint managing director of Granada Group, a media and broadcasting company based in the United Kingdom. He is currently Chairman of the Board of Directors of Fruit of the Loom, Inc., and Kepner-Tregoe Inc., a global consulting company, a member of the Board of Directors of Scientific Games Inc., a developer and provider of computer software and hardware, and a Governor of the Joseph H. Lauder Institute of the University of Pennsylvania. Sir Brian Wolfson is a member of the audit committee of the Board.

MEETINGS AND COMMITTEES OF THE BOARD

        The Board of Directors held eight meetings during the 2001 fiscal year. Each of our directors attended at least 75% of all the meetings of the Board and of the committees on which he or she served during the 2001 fiscal year. The Board of Directors has a standing audit committee and a standing compensation committee, which are described below. The Board does not have a standing nominating committee.

Audit Committee

        The audit committee of the Board is comprised of three independent directors, Messrs. Bookshester (who serves as Chairman) and Chemerow and Sir Brian Wolfson. The functions of the audit committee and its activities during fiscal year 2001 are described in the section of this proxy statement titled "Report of the Audit Committee."

        During the year, the Board examined the composition of the audit committee and confirmed that all members of the audit committee are "independent" within the meaning of the New York Stock Exchange's rules governing audit committees.

        The audit committee met four times during fiscal year 2001.

Compensation Committee

        The compensation committee of the Board is currently comprised of three directors, Messrs. Rosenthal (who serves as Chairman), Bookshester and Drapkin. The key functions of the compensation committee include reviewing and approving our compensation philosophy concerning corporate officers and certain other key employees, reviewing the competitiveness of our compensation practices and determining salary and termination arrangements for and all proposed contracts and transactions with all of our employees whose salaries and bonuses are more than $250,000 but less than $400,000 per year, excluding corporate officers.

        Other key responsibilities of the compensation committee include reviewing and making recommendations to the Board concerning our employee benefit programs, determining compensation, salary or termination arrangements for, and all proposed contracts and transactions with, corporate officers and any employee of Playboy (including Mr. Hefner) whose salary and bonus equals or exceeds $400,000 per year, administering our stock incentive plans for key employees and non-employee directors and determining which of our employees are eligible to participate in those plans and administering our employee stock purchase plan.

        The compensation committee met six times during fiscal year 2001.

DIRECTOR COMPENSATION

        Directors who are Playboy employees receive no compensation for their services as directors. During the 2001 fiscal year, non-employee directors received an annual fee of $30,000. This annual fee was earned and is payable in quarterly installments. Half of this annual fee is paid in shares of Class B common stock. In addition, each non-employee director earned a fee of $1,000 for each in-person Board meeting attended, payable in shares of Class B common stock. Messrs. Chemerow, Drapkin and Rosenthal and Sir Brian Wolfson each attended all five of the in-person Board meetings held in fiscal year 2001, and therefore each earned total compensation of $35,000 for his services as a director in fiscal year 2001. Mr. Bookshester attended four of the five in-person Board meetings held in fiscal year 2001, and he therefore earned total compensation of $34,000 for his services as a director in fiscal year 2001.

        Since October 1992, non-employee directors have also been eligible to participate in Playboy's Deferred Compensation Plan for Non-Employee Directors, under which they may elect to defer receipt of part or all of their annual fees and per-meeting payments. All amounts deferred and interest credited are 100% vested immediately and are general unsecured obligations of Playboy.

        Each non-employee director is also a participant in the Playboy Enterprises, Inc. 1991 Non-Qualified Stock Option Plan for Non-Employee Directors. We call this stock option plan the 1991 Directors' Stock Option Plan. Under the 1991 Directors' Stock Option Plan, each director is granted a non-qualified stock option to purchase shares of Class B common stock. Each option is exercisable in four equal annual installments, beginning on the first anniversary of the date that options were initially granted, unless accelerated according to the terms of the 1991 Directors' Stock Option Plan. All installments are cumulative and may be exercised in whole or in part. Options granted under the 1991 Directors' Stock Option Plan generally expire ten years after the date of grant, although they may expire earlier. Shares issued upon the exercise of options granted under the 1991 Directors' Stock Option Plan may be either treasury shares or newly-issued shares.

        Each non-employee director is also a participant in the 1997 Equity Plan for Non-Employee Directors of Playboy Enterprises, Inc., as amended. We call this equity plan the 1997 Equity Plan. Under the 1997 Equity Plan, we from time to time grant non-employee directors non-qualified stock options to purchase shares of Class B common stock. Each option is generally exercisable in four equal annual installments, beginning on the first anniversary of the date that options were initially granted, unless accelerated according to the terms of the 1997 Equity Plan. All installments are cumulative and may be exercised in whole or in part. Options granted under the 1997 Equity Plan generally expire ten years after the date of grant, although they may expire earlier. Shares issued upon the exercise of options granted under the 1997 Equity Plan may be either treasury shares or newly-issued shares. On January 26, 2001, each non-employee director was granted a non-qualified option to purchase 15,000 shares of Class B common stock under the 1997 Equity Plan, exercisable in four equal annual installments at an exercise price of $11.38 per share. In addition, on July 25, 2001, Mr. Drapkin was granted a non-qualified option to purchase 5,000 shares of Playboy Class B common stock under the 1997 Equity Plan in connection with his service on the board of directors of Playboy.com. This option is exercisable in two equal annual installments at an exercise price of $16.72 per share.

EXECUTIVE OFFICERS

        The following information is provided with respect to Playboy's executive officers, except for Ms. Hefner and Mr. Rosenzweig, whose information is provided in the section of this proxy statement titled "PROPOSAL NO. 1—ELECTION OF DIRECTORS."

MICHAEL T. CARR
Executive Vice President, President, Publishing
    Group and Publisher, Playboy Magazine
Age 48

        Mr. Carr joined Playboy from Weider Publications, a publisher of fitness-related magazines, where he served as President and Chief Executive Officer. Prior to working at Weider, Mr. Carr served as Playboy's Senior Division Vice President of Advertising Sales. He began his publishing career in 1981 with Lebhar-Friedman Inc., a publisher and provider of information to the retail and foodservice industries, moving a year later to CBS Publications, Inc. where he was Midwest Territory Director for Woman's Day magazine until joining Playboy in June 1984. Mr. Carr was named 1998 Publisher of the Year by the Periodical and Book Association of America, or PBAA, and has served on the Board of Directors of the Magazine Publishers of America, or MPA. Mr. Carr is also a member of the Board of Directors of Variflex Inc., a sporting goods company located in California.

JAMES L. ENGLISH
Executive Vice President and President,
    Playboy Entertainment Group
Age 50

        Mr. English joined Playboy in 1994 as President of Playboy Networks Worldwide. Before joining Playboy he served as Senior Vice President of Programming Viewer's Choice. He helped launch Pay-Per-View Network, Inc. in 1987. Previously, Mr. English served as a Vice President of MGM/UA, and before that at Home Box Office. He began his career at WJLA-TV, the ABC affiliate in Washington, D.C. He is a member of the Cable Television Administration and Marketing Association, National Cable Television Association and Visual Software Dealers Association. Mr. English also serves on the Board of Playboy TV International, LLC, or PTVI, a joint venture with Claxson Interactive Group Inc. that creates and operates television networks around the globe.

LINDA G. HAVARD
Executive Vice President, Finance and Operations,
    and Chief Financial Officer
Age 47

        Ms. Havard was appointed to her present position in May 1997. From August 1982 to May 1997, she held various financial and management positions at Atlantic Richfield Company or ARCO. From October 1996 to May 1997, Ms. Havard served as ARCO's Senior Vice President in the Global Energy Ventures division. She also served as ARCO's Vice President of Corporate Planning from January 1994 to December 1996. Her other positions with ARCO included Vice President, Finance, Planning and Control, ARCO Transportation Co. and President, ARCO Pipe Line Co. Ms. Havard also serves on the Board of Directors of PTVI.

HUGH M. HEFNER
Editor-in-Chief
Age 76

        Mr. Hefner founded Playboy in 1953. He was appointed to his present position in November 1988. From October 1976 to November 1988, Mr. Hefner served as Chairman of the Board and Chief Executive Officer, and before that he served as Chairman, President and Chief Executive Officer. Mr. Hefner is the father of Christie Hefner, Chairman of the Board and Chief Executive Officer.

MARTHA O. LINDEMAN
Senior Vice President, Corporate Communications
    and Investor Relations
Age 51

        Ms. Lindeman was appointed to her present position in September 1998. From 1992 to 1998, she served as Vice President, Corporate Communications and Investor Relations. From 1986 to 1992, she served as Manager of Communications at the Tribune Company, a leading information and entertainment company.

HOWARD SHAPIRO
Executive Vice President, Law and Administration,
    General Counsel and Secretary
Age 54

        Mr. Shapiro was appointed to his present position in May 1996. From September 1989 to May 1996, he served as Executive Vice President, Law and Administration, and General Counsel. From May 1985 to September 1989, Mr. Shapiro served as Senior Vice President, Law and Administration, and General Counsel. From July 1984 to May 1985, he served as Senior Vice President and General Counsel. From September 1983 to July 1984, he served as Vice President and General Counsel. From May 1981 to September 1983, he served as Corporate Counsel. From June 1978 to May 1981, he served as Division Counsel. From November 1973 to June 1978, he served as Staff Counsel.

ALEX VAICKUS
Senior Vice President and President,
    Licensing Group
Age 42

        Mr. Vaickus was appointed to his present position in August 2000. Mr. Vaickus previously served as Playboy's Senior Vice President of Strategy, Planning and Operations and was responsible for managing the strategic planning process and all corporate-level business development activities, including the evaluation of acquisitions and new business opportunities. Prior to joining Playboy, Mr. Vaickus was Vice President of Business Development with ConAgra Refrigerated Prepared Foods and Vice President of Business Planning and Finance for Sara Lee/DE, a division of Sara Lee Corporation. He spent 12 years at Sara Lee, where he held various positions, including Executive Director of U.S. Foods and Director of Business Planning.

PLAYBOY STOCK OWNERSHIP

Playboy Stock Ownership by Certain Beneficial Owners

        The following table provides information about the only person who we believe, based on a review of filings with the Securities and Exchange Commission, as of February 28, 2002, beneficially owns more than 5% of our outstanding Class A common stock. Our Class A common stock is the only class of our common stock entitled to vote at the Annual Meeting.

Name and Address	Number of Shares of Class A Common Stock	Percent of Class
Hugh M. Hefner, Trustee(1) The Hugh M. Hefner 1991 Trust 9242 Beverly Boulevard Beverly Hills, California 90210	3,381,836	69.53%

(1)
Mr. Hefner, founder of Playboy and Editor-in-Chief, owns these shares through The Hugh M. Hefner 1991 Trust. Mr. Hefner has sole investment and voting power over these shares. Mr. Hefner has indicated his intent to vote his shares on the matters specified in this proxy in accordance with the recommendations made in this proxy statement by the Board of Directors. As a result, these matters will be approved.

Playboy Stock Ownership by Directors and Executive Officers

        The following table shows, as of February 28, 2002, the amount of common stock beneficially owned by each of our directors and by each executive officer named in the Summary Compensation Table on page 14 of this proxy statement, and by all directors and executive officers as a group. In general, "beneficial ownership" includes those shares over which a director or executive officer has the power to vote, or the power to transfer, and stock options that are currently exercisable or will become exercisable within 60 days of February 28, 2002. Except as otherwise noted, the persons named in the table below have sole voting and investment power with respect to all shares shown as beneficially owned by them.

Name(1)	Shares of Class A Common Stock	Percent of Class A Common Stock	Shares of Class B Common Stock	Percent of Class B Common Stock
Dennis S. Bookshester(2)(3)	3,000	*	32,813	*
David I. Chemerow(2)(3)	800	*	49,931	*
Donald G. Drapkin(2)(3)	—	*	21,250	*
James L. English(2)(3)	—	*	55,885	*
Linda G. Havard(2)(3)	—	*	152,524	*
Christie Hefner(2)(3)	72,274	1.49	956,275	4.70
Hugh M. Hefner(4)	3,381,836	69.53	6,192,486	31.47
Sol Rosenthal(2)(3)	252	*	32,360	*
Richard S. Rosenzweig(2)(3)	365	*	132,547	*
Sir Brian Wolfson(2)(3)	2,500	*	21,182	*
All Directors and Executive Officers as a group (14 persons)(2)(3)(4)	3,461,042	71.15	7,947,957	37.95

*
Less than 1% of the total shares outstanding.

(Notes on following page)

(1)
In each case, beneficial ownership consists of sole voting and investment power, with the exception of Mr. Rosenthal, who owns two shares of Class A common stock and six shares of Class B common stock as custodian for his son. Mr. Rosenthal disclaims beneficial ownership of these shares. As of February 28, 2002, all directors and executive officers as a group shared voting and investment power over two shares of Class A common stock and six shares of Class B common stock.

(2)
Includes the following shares of our Class B common stock that are subject to installments of stock option grants made under the Playboy Enterprises, Inc. 1989 Stock Option Plan, as amended, which we call the 1989 Stock Option Plan, the Amended and Restated Playboy Enterprises, Inc. 1995 Stock Incentive Plan, which we call the 1995 Stock Incentive Plan, the 1991 Directors' Stock Option Plan and the 1997 Equity Plan, which were either exercisable on February 28, 2002, or are exercisable within 60 days of February 28, 2002.

Name	Class B Common Stock
Dennis S. Bookshester	13,750
David I. Chemerow	13,750
Donald G. Drapkin	16,250
James L. English	40,500
Linda G. Havard	125,000
Christie Hefner	629,386
Sol Rosenthal	13,750
Richard S. Rosenzweig	75,000
Sir Brian Wolfson	13,750
All Directors and Executive Officers as a group (13 persons)	1,123,511
(3)
Includes the following shares of Class B common stock which are subject to the vesting of restricted stock awards made under the 1995 Stock Incentive Plan and the 1997 Equity Plan.

Name	Initial Grant	Unvested Portion
Dennis S. Bookshester	5,000	5,000
David I. Chemerow	5,000	5,000
Donald G. Drapkin	5,000	5,000
James L. English	18,750	9,374
Linda G. Havard	20,000	20,000
Christie Hefner	75,000	37,500
Sol Rosenthal	5,000	5,000
Richard S. Rosenzweig	20,000	10,000
Sir Brian Wolfson	5,000	5,000
All Directors and Executive Officers as a group (13 persons)	218,750	143,124
(4)
Excludes shares of Class B common stock that may be issued to Mr. Hefner upon surrender of a note issued by Playboy.com. See the section of this proxy statement titled "Transactions with Management" for a more detailed description of the terms upon which the note may be surrendered for shares of Class B common stock.

EXECUTIVE COMPENSATION

Report of the Committee on Executive Compensation

        This report by the compensation committee and the Performance Graph on page 17 shall not be deemed to be incorporated by reference by any general statement that incorporates by reference these proxy materials into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, and they shall not otherwise be deemed filed thereunder.

        Playboy's executive compensation programs are administered by the compensation committee of the Board of Directors. Messrs. Rosenthal (who is the Chairman), Bookshester and Drapkin served as members of the committee during the 2001 fiscal year. None of these three directors has ever served as an officer of Playboy.

        Playboy's executive compensation programs are designed to help Playboy achieve its business objectives by:

  •
  setting levels of compensation designed to attract and retain superior executives in a highly competitive environment;

  •
  providing incentive compensation that varies directly with both Playboy's financial performance and the individual executive's contribution to that performance; and

  •
  linking compensation to elements that affect both short-term and long-term share performance.

        Therefore, the compensation committee's primary mission is to structure and administer a range of compensation programs designed to enable Playboy to attract and retain executive talent in a marketplace that is both highly competitive and well-known for its individually tailored compensation packages. To help it fulfill this mission, the compensation committee periodically evaluates the competitiveness of Playboy's executive compensation programs, using information drawn from a variety of sources such as published survey data, information supplied by consultants and its own experience in recruiting and retaining executives. A list of the criteria the compensation committee considers when it establishes compensation programs and the factors it considers when it determines an executive's compensation is supplied in this report.

  Base Salary

        The compensation committee sets the base salaries and salary ranges for executives based primarily on competitive market data and the executive's level of responsibility. The committee uses outside executive compensation consultants to periodically review these salaries and salary ranges. The committee reviews salary ranges once a year, and adjusts them as necessary, considering a number of factors including Playboy's financial performance. The committee also reviews executives' salaries once a year, and bases any adjustments on each executive's individual performance, while also considering his or her total compensation package and external market data. While some of the companies in the peer group chosen for comparison of stockholder returns in the Performance Graph on page 17 may be included in the surveys and information the compensation committee considers in setting executives' salaries, there is no set peer group against which those salaries are measured. Instead, the committee reviews broad-based industry salary data, which typically exclude financial services and not-for-profit companies, and industry-specific data relative to a particular position when they are available. For fiscal year 2001, the committee continued its practice of restraining base salaries and salary grade ranges. This is consistent with the committee's current philosophy of focusing less on fixed compensation and more on variable performance-based compensation in the form of short-term and long-term incentives.

  Short-Term Incentives

        Playboy executives are eligible for annual bonuses under Playboy's Executive Incentive Compensation Program. For fiscal year 2001, participants in this program could earn an annual bonus with a value ranging from 20% to 100% of their base salaries. We calculated the total bonus amount each executive earned based on Playboy's adjusted earnings before interest, taxes, depreciation and amortization, or EBITDA, as well as group profitability, individual segment profitability and/or objective goals. For each portion of the bonus, there is a range of bonus amounts paid based on the level of achievement with respect to that portion, with a minimum threshold level of performance required before earning each portion of the bonus. For fiscal year 2001, the compensation committee determined that Mr. English, Ms. Hefner, Mr. Hefner, Ms. Havard and Mr. Rosenzweig should receive payouts under the Executive Incentive Compensation Program.

  Long-Term Incentives

        Playboy provides long-term incentive awards through its 1995 Stock Incentive Plan, which the compensation committee administers for Playboy. Subject to the terms of that plan, the compensation committee determines the "key employees" to whom options and other awards may be granted, the number of shares of our Class B common stock covered by each option or other stock award, the time or times at which the options may be exercised, the vesting of awards and other administrative functions. Since the inception of the 1995 Stock Incentive Plan, the compensation committee has granted incentive stock options, non-qualified stock options and restricted stock awards. These grants are designed to further the growth, development and financial success of Playboy by providing key employees with strong additional incentives to maximize long-term stockholder value. The committee believes that this objective can be best achieved through assisting key employees to become owners of Playboy stock, which aligns their interests with Playboy's interests. As stockholders, key employees will benefit directly from Playboy's growth, development and financial success. Stock option grants and restricted stock awards also enable Playboy to attract and retain the services of those executives whom we consider essential to Playboy's long-range success by providing these executives with a competitive compensation package and an opportunity to become owners of Playboy stock.

  Chairman and Chief Executive Officer Compensation

        Ms. Hefner's annual salary for fiscal year 2001 was $600,000. In determining Ms. Hefner's salary, the compensation committee considered a number of factors, including Playboy's overall financial and operational performance over the last few fiscal years. The compensation committee also reviewed competitive market data and, consistent with its general approach to salaries, attempted to place Ms. Hefner's salary slightly above the median of the data reported in relevant compensation surveys and other information it considered.

        The compensation committee calculated Ms. Hefner's bonus payout of $347,254 according to the terms of Playboy's Executive Incentive Compensation Program. Ms. Hefner's maximum bonus opportunity was 100% of her base salary. Her bonus was based on achievement of the EBITDA and group profitability targets described above for fiscal year 2001, and since Playboy achieved only a portion of these targets, only a portion of the maximum bonus was paid to her.

  Deductibility of Compensation

        In 1993, changes were made to the federal corporate income tax law that limit Playboy's ability to deduct compensation in excess of $1 million paid annually to Playboy's five most highly compensated executive officers. There are exemptions from this limit, including both compensation that is based on the attainment of performance goals established by the compensation committee and approved by the stockholders and forms of current compensation that were established under a binding contract predating the 1993 changes to the tax code. The committee's policy is to seek to qualify all executive compensation for deductibility to the extent that this policy is consistent with Playboy's overall objectives in attracting, motivating and retaining its executives. The compensation committee believes that grants of stock options and grants of restricted stock made to executive officers under the 1995 Stock Incentive Plan qualify as stockholder-approved performance-based compensation and will therefore be fully deductible when an option is exercised or restricted stock vests. However, grants of restricted stock made under the 1995 Stock Incentive Plan prior to fiscal year 1997 do not qualify as stockholder-approved performance-based compensation and will therefore not be fully deductible to the extent that the value of such grants to any executive, when added to other non-exempt compensation paid to that executive, exceeds the $1 million limit in any tax year. The compensation committee believes that, based upon current compensation levels, all compensation paid in fiscal year 2001 should be fully deductible.

Submitted by the compensation committee:

Sol Rosenthal, Chairman
Dennis S. Bookshester
Donald G. Drapkin

Executive Compensation

        The following tables set forth information regarding the compensation earned by Christie Hefner, who served as Playboy's Chairman and Chief Executive Officer throughout fiscal year 2001, and the four next highest compensated executive officers of Playboy as of December 31, 2001. We refer to these individuals collectively as our Named Executives. Each table is presented in the format that the Securities and Exchange Commission has established for the disclosure of executive compensation. The Summary Compensation table details the salary and bonus earned by and the stock options and restricted stock awards granted to each Named Executive during each of the last three fiscal years. The Option Grants in Last Fiscal Year table explains in more detail the terms and hypothetical values of stock options granted during fiscal year 2001 to the Named Executives. Finally, the Aggregated Option Exercises in Last Fiscal Year and FY-End Option Values table reflects certain information regarding exercised stock options and vested and unvested stock options held by the Named Executives as of December 31, 2001, and the value of those options as of that date.

Summary Compensation

Long Term Compensation
Class B Common Stock
Annual Compensation
Name and Principal Position				Restricted Stock Awards ($)(1)	Securities Underlying Options (#)		All Other Compensation ($)(2)
	Year	Salary ($)	Bonus ($)
Christie Hefner Chairman of the Board and Chief Executive Officer	2001 2000 1999	600,000 550,000 550,000	347,254 96,607 110,042	— — —	— — 650,000(3)		9,672 9,917 30,151
James L. English Executive Vice President and President, Entertainment Group	2001 2000 1999	575,001 508,269 449,232	585,870 — 120,072	— — —	15,000(4 10,000(5 10,000(6	) ) )	9,672 9,917 9,567
Hugh M. Hefner Editor-in-Chief	2001 2000 1999	750,000 750,000 750,000	173,627 52,695 60,023	— — —	— — —		9,672 9,917 9,564
Linda G. Havard Executive Vice President, Finance and Operations and Chief Financial Officer	2001 2000 1999	475,000 400,015 350,000	217,043 49,183 58,813	— — —	20,000(4 30,000(7 15,000(6	) ) )	22,068 19,684 19,092
Richard S. Rosenzweig Executive Vice President	2001 2000 1999	363,654 320,000 310,000	187,254 39,345 51,458	— — —	70,000(8 15,000(5 15,000(6	) ) )	7,547 7,792 7,564

(1)
Values of the restricted stock awards granted under the 1995 Stock Incentive Plan are based on the closing price of our Class B common stock on the business day immediately preceding the date of the grant. As of December 31, 2001, Ms. Hefner held 37,500 shares of restricted Class B common stock, which were valued at $633,375. The restrictions on these stock awards lapse in increments of 50% of the shares at the end of any fiscal year during which annual operating income first equals or exceeds $15 million and $20 million, in each case after deducting expenses related to the vesting of restricted shares at that income level. As of December 31, 2001, Mr. English held 9,374 shares of restricted Class B common stock, which were valued at $158,327. The restrictions on these stock awards lapse in increments of 50% of the shares at the end of any fiscal year during which annual operating income first equals or exceeds $15 million and $20 million, in each case after deducting expenses related to the vesting of restricted shares at that income level. As of December 31, 2001, Ms. Havard held 20,000 shares of restricted Class B common stock, which were valued at $337,800. The restrictions on these stock awards lapse in increments of 38% and 62% of the shares at the end of any fiscal year during which annual operating income first equals or exceeds $15 million and $20 million, in each case after deducting expenses related to the vesting of restricted shares at that income level. As of December 31, 2001, Mr. Rosenzweig held 10,000 shares of restricted Class B common stock, which were valued at $168,900. The restrictions on these stock awards lapse in increments of 50% of the shares at the end of any fiscal year during which annual operating income first equals or exceeds $15 million and $20 million, in each case after deducting expenses related to the vesting of restricted shares at that income level. Mr. Hefner holds no shares of restricted Class B common stock. Dividends are not paid on restricted Class B common stock.

(2)
The amounts disclosed include:

(a)
Playboy profit-sharing contributions of $3,722 on behalf of Ms. Hefner, Mr. English, Mr. Hefner, Ms. Havard and Mr. Rosenzweig in fiscal year 2001 under Playboy's Employees Investment Savings Plan.

(b)
Playboy 401(k) matching contributions of $5,950 on behalf of Ms. Hefner, Mr. English, Mr. Hefner and Ms. Havard and $3,825 on behalf of Mr. Rosenzweig in fiscal year 2001 under Playboy's Employees Investment Savings Plan.

(c)
Playboy deferred compensation matching contributions of $12,396 on behalf of Ms. Havard in fiscal year 2001 under Playboy's Deferred Compensation Plan.

(3)
Represents a non-qualified stock option granted in fiscal year 1999 under the 1995 Stock Incentive Plan with differing exercise prices, ranging from $21.00 to $31.50 (100% to 150% of fair market value on the business day immediately preceding the date of the grant). The option expires on January 19, 2009. Of the 650,000 options granted, 170,000 were immediately exercisable, 120,000 became exercisable on January 19, 2000, 120,000 became exercisable on January 19, 2001, 120,000 became exercisable on January 19, 2002 and the remaining 120,000 options will become exercisable on January 19, 2003.

(4)
Represents a non-qualified stock option granted in fiscal year 2001 under the 1995 Stock Incentive Plan. The option has an exercise price of $11.375 (100% of the fair market value on the business day immediately preceding the date of the grant) and an expiration date of January 26, 2011. Half of these options became exercisable on January 26, 2002 and the remaining half will become exercisable on January 26, 2003.

(5)
Represents a non-qualified stock option granted in fiscal year 2000 under the 1995 Stock Incentive Plan. The option has an exercise price of $24.125 (100% of the fair market value on the business day immediately preceding the date of the grant) and an expiration date of January 4, 2010. Half of these options became exercisable on January 4, 2001 and the remaining half became exercisable on January 4, 2002.

(6)
Represents a non-qualified stock option granted in fiscal year 1999 under the 1995 Stock Incentive Plan. The option has an exercise price of $21.00 (100% of the fair market value on the business day immediately preceding the date of the grant) and an expiration date of January 19, 2009. Half of these options became exercisable on January 19, 2000 and the remaining half became exercisable on January 19, 2001.

(7)
Represents two non-qualified stock options granted in fiscal year 2000 under the 1995 Stock Incentive Plan. The first option has an exercise price of $24.125 (100% of the fair market value on the business day immediately preceding the date of the grant) and an expiration date of January 4, 2010. Half of these options became exercisable on January 4, 2001 and the remaining half of these options became exercisable on January 4, 2002. The second option has an exercise price of $12.125 (100% of the fair market value on the business day immediately preceding the date of the grant) and an expiration date of June 19, 2010. Half of these options became exercisable on June 19, 2001 and the remaining half of these options will become exercisable on June 19, 2002.

(8)
Represents two non-qualified stock options granted in fiscal year 2001 under the 1995 Stock Incentive Plan. The first option has an exercise price of $11.375 (100% of the fair market value on the business day immediately preceding the date of the grant) and an expiration date of January 26, 2011. Half of these options became exercisable on January 26, 2002 and the remaining half of these options will become exercisable on January 26, 2003. The second option has an exercise price of $13.24 (100% of the fair market value on the business day immediately preceding the date of the grant) and an expiration date of February 26, 2011. One-third of these options became exercisable on February 26, 2002, one-third will become exercisable on February 26, 2003 and the remaining one-third of these options will become exercisable on February 26, 2004.

Option Grants in Last Fiscal Year

	Individual Grants				Potential Realizable Value At Assumed Annual Rates of Stock Price Appreciation for Option Term ($)(1)
		Percent of Total Options Granted to Employees in Fiscal Year (%)
	Number of Securities Underlying Options Granted (#)
Name			Exercise Price ($)	Expiration Date
					5%	10%
Christie Hefner	—	—	—	—	—	—
James L. English	15,000	3.41	11.375	1/26/11	107,494	271,294
Hugh M. Hefner	—	—	—	—	—	—
Linda G. Havard	20,000	4.55	11.375	1/26/11	143,325	361,725
Richard S. Rosenzweig	10,000 60,000	2.28 13.65	11.375 13.240	1/26/11 2/26/11	71,663 500,472	180,863 1,263,096

(1)
The values shown are based on the assumed hypothetical compound annual appreciation rates of 5% and 10% prescribed by Securities and Exchange Commission rules. These hypothetical rates are not intended to forecast either the future appreciation, if any, of the price of Class B common stock or the values, if any, that may actually be realized upon such appreciation, and there can be no assurance that the hypothetical rates will be achieved. The actual value realized upon exercise of an option will be measured by the difference between the price of the Class B common stock and the exercise price on the date the option is exercised.

Aggregated Option Exercises in Last Year
and FY-End Option Values

					Number of Securities Underlying Unexercised Options at Fiscal Year-End (#)(1)				Value of Unexercised In-the-Money Options at Fiscal Year-End ($)(2)
	Shares AcquiredOn Exercise (#)
			Value Realized ($)		Exercisable		Unexercisable		Exercisable		Unexercisable
Name	Class A common stock	Class B common stock	Class A common stock	Class B common stock	Class A common stock	Class B common stock	Class A common stock	Class B common stock	Class A common stock	Class B common stock	Class A common stock	Class B common stock
Christie Hefner	5,000	21,779	19,625	87,612	—	509,386	—	240,000	—	380,198	—	—
James L. English	—	—	—	—	—	28,000	—	22,500	—	47,520	—	82,725
Hugh M. Hefner	—	—	—	—	—	—	—	—	—	—	—	—
Linda G. Havard	—	—	—	—	—	105,000	—	35,000	—	268,700	—	134,125
Richard S. Rosenzweig	—	—	—	—	—	42,500	—	77,500	—	150,300	—	274,150

(1)
Represents the number of shares of Class A or Class B common stock, as applicable, underlying options held by each person set forth below.

(2)
Calculated based on the closing price of Playboy Class B common stock on December 31, 2001 (the last business day of the fiscal year) of $16.89, less the option exercise price, multiplied by the number of shares. An option is in-the-money if the market value of the common stock subject to the option is greater than the exercise price.

PERFORMANCE GRAPH

        The following graph compares the yearly percentage change in total stockholder return on our Class B common stock with the cumulative total return of the Russell 2000 Stock Index and with our peer group, which is comprised of Meredith Corporation, Metro-Goldwyn-Mayer Inc., Primedia, Inc., The Walt Disney Company, World Wrestling Federation Entertainment, Inc. and Viacom Inc.

COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN*
AMONG PLAYBOY ENTERPRISES, INC., THE RUSSELL 2000 INDEX AND PEER GROUP

*
$100 invested on 12/31/96 in stock or index—including reinvestment of dividends. Fiscal year ending December 31.

Change In Control Agreements, Employment Agreements and Incentive Compensation Plans

        To help us retain our most senior executive officers, the Board of Directors has approved Playboy entering into agreements with certain officers that provide for the payment of specified benefits if their employment terminates after a "change in control" of Playboy. James L. English, Linda G. Havard, Christie Hefner and Richard S. Rosenzweig were beneficiaries of this program in fiscal year 2001. Each agreement provides that:

  •
  payments become due and benefits are provided if, within 18 months after a change in control, the officer is involuntarily terminated for reasons other than death, disability or "cause," or voluntarily terminates his or her employment for a limited number of permitted reasons described in the agreement;

  •
  a lump-sum cash payment will be made within ten days following termination, equal to three times the sum of the officer's annual base salary in effect immediately prior to the occurrence of the change in control and the average bonus earned by the officer for the three fiscal years prior to the year in which the change in control occurs;

  •
  the amount of the lump-sum cash payment would be grossed-up to compensate the executive for the imposition of any "golden parachute" excise tax imposed thereon;

  •
  the officer will receive a pro-rata bonus payment based on the higher of (a) the target bonus for the year in which termination of employment occurs or (b) the highest bonus paid to the officer during the three-year period preceding the year in which such termination occurs; any restricted stock held by the officer will become fully vested and free from restrictions;

  •
  the officer will be allowed to continue his or her participation in then existing welfare benefit plans, such as medical insurance, for up to three years from the effective date of termination; and

  •
  the agreement will have an initial five-year term, automatically extended on each anniversary of its execution unless Playboy or the officer gives notice that it or the officer does not wish to extend the agreement.

        These change-in-control agreements provide that a "change in control" takes place whenever any of the following events occur:

  •
  we liquidate or dissolve;

  •
  we sell, exchange or otherwise dispose of Playboy magazine;

  •
  any occurrence by which Hugh Hefner and Christie Hefner cease, collectively, to hold, directly or indirectly, at least 50% of the stock entitled to vote generally in the election of our directors;

  •
  we merge, consolidate or reorganize, or sell all or substantially all of our assets, unless we initiate the transaction and, as a result of the transaction, persons who held not less than a majority of the combined voting power of our outstanding voting stock immediately prior to the transaction hold not less than a majority of the combined voting power of the securities of the surviving or transferee corporation;

  •
  an equity or other investment in Playboy, the result of which is that Christie Hefner ceases to serve as our chief executive officer, or relinquishes upon request or is divested of any of the following responsibilities:

  (i)
  functioning as the person primarily responsible for establishing policy and direction for Playboy; or

  (ii)
  being the person to whom the executive reports; or

  •
  the adoption by the board of directors of a resolution that a change in control has occurred.

        Under the agreements, "cause" is defined as conviction of a crime involving dishonesty, fraud or breach of trust, or willful engagement in conduct materially injurious to Playboy.

        Effective November 8, 2000, Playboy appointed James L. English as Executive Vice President and President, Playboy Entertainment Group, and entered into an employment contract with Mr. English, under which he will receive annual base salaries of $575,000 in fiscal years 2000 and 2001, $600,000 in fiscal year 2002 and $625,000 in fiscal year 2003. Mr. English is entitled to participate in Board-approved incentive plans at a maximum level of 100% of the base salary he earns. He was also eligible for and received an additional bonus in fiscal year 2001 of $100,000, based on the achievement of business plan objectives for the Entertainment Group. Mr. English is also entitled to participate in the 1995 Stock Incentive Plan. In fiscal year 2001, he was granted a non-qualified stock option under the 1995 Stock Incentive Plan. The option is exercisable for 15,000 shares of our Class B common stock, at an exercise price equal to 100% of the fair market value on the business day immediately preceding the date of the grant, and vests in equal annual increments over a two-year period from that date. Mr. English's participation in the 1995 Stock Incentive Plan also entitles him to 4,687 shares of our Class B common stock when we achieve targets of $15 million and $20 million in annual operating income. Under the agreement, in the event that Mr. English is terminated at any time not "for cause," in the event that Playboy fails to offer to renew his employment contract on comparable terms between four and six months prior to its expiration or in the event that his base salary is reduced or his responsibilities are materially diminished, Mr. English will be entitled to receive severance pay in the form of a lump-sum payment equal to his annual base salary at the time of termination, reduced by the amount of any payment he receives under his change in control agreement described above.

        Effective May 16, 1997, Playboy hired Linda G. Havard as Executive Vice President, Finance and Operations, and Chief Financial Officer, and entered into an employment contract with Ms. Havard. She received an annual base salary of $475,000 in fiscal year 2001 and is entitled to participate in Board-approved incentive plans at a maximum level of 70% of the base salary she earns. Ms. Havard is also entitled to participate in the 1995 Stock Incentive Plan. In fiscal year 2001, she was granted a non-qualified stock option under the 1995 Stock Incentive Plan. The option is exercisable for an aggregate of 20,000 shares of our Class B common stock, at an exercise price equal to 100% of the fair market value on the business day immediately preceding the date of the grant, and each option vests in equal annual increments over a two-year period from that date. Ms. Havard's participation in the 1995 Stock Incentive Plan also entitles her to 7,500 shares and 12,500 shares of our Class B common stock when we achieve targets of $15 million and $20 million in annual operating income, respectively. Ms. Havard is entitled to receive severance pay as described above.

Transactions with Management

        Playboy owns a 29-room mansion, commonly known as the "Mansion," located on five and one-half acres in Holmby Hills, California. The Mansion is used for various corporate activities, including serving as a valuable location for video production, magazine photography, online events, business meetings, enhancing Playboy's image, charitable functions and a wide variety of other promotional and marketing activities. The Mansion generates substantial publicity and recognition which increase public awareness of Playboy and Playboy's products and services. Facilities at the Mansion include a tennis court, swimming pool, gymnasium and other recreational facilities as well as extensive film, video, sound and security systems. The Mansion also includes accommodations for guests and serves as an office and residence for Hugh M. Hefner, our founder and Editor-in-Chief. The Mansion has a full-time staff which performs maintenance, serves in various capacities at the functions held at the Mansion and provides guests of Playboy and Mr. Hefner with meals, beverages and other services.

        Under a 1979 lease Playboy entered into with Mr. Hefner, the annual rent Mr. Hefner pays to us for his use of the Mansion is determined by independent experts who appraise the value of Mr. Hefner's basic accommodations and access to the Mansion's facilities, utilities and attendant services based on comparable hotel accommodations. In addition, Mr. Hefner is required to pay the sum of the per-unit value of non-business meals, beverages and other benefits he and his personal guests receive. These standard food and beverage per-unit values are determined by independent expert appraisals based on fair market values. Valuations for both basic accommodations and standard food and beverage units are reappraised every three years and between appraisals are annually adjusted based on appropriate consumer price indexes. Mr. Hefner is also responsible for the cost of all improvements in any Hefner residence accommodations, including capital expenditures, that are in excess of normal maintenance for those areas.

        Mr. Hefner's usage of Mansion services and benefits is recorded through a system initially developed by the auditing and consulting firm of PricewaterhouseCoopers LLP and now administered by Playboy, with appropriate modifications approved by the audit and compensation committees of the Board. The lease had an initial two-year term which expired on June 30, 1981, but on its terms continues for ensuing 12-month periods unless either Playboy or Mr. Hefner terminates it. When Playboy changed its fiscal year from a year ending June 30 to a year ending December 31, Mr. Hefner's lease continued for only a six-month period through December 31, 1998 to accommodate this change. On December 31, 1998, the lease renewed automatically and will continue to renew automatically for 12-month periods under the terms as previously described. The rent charged to Mr. Hefner during fiscal year 2001 included the appraised rent and the appraised per-unit value of other benefits, as described above. Within 120 days after the end of Playboy's fiscal year, the actual charge for all benefits for that year is finally determined. Mr. Hefner pays or receives credit for any difference between the amount finally determined and the amount he paid over the course of the year. The sum of the rent and other benefits payable for fiscal year 2001 was estimated by us to be $1,277,000, and Mr. Hefner paid that amount during fiscal year 2001.

        Playboy purchased the Mansion in 1971 for $1,050,000 and in the intervening years has made substantial capital improvements at a cost of $13,379,000 through fiscal year 2001 (including $2,493,000 to bring the Hefner residence accommodations to a standard similar to the Mansion's common areas). The Mansion is included in Playboy's financial statements as of December 31, 2001 at a cost, including all improvements and after accumulated depreciation, of $1,984,000. Playboy pays all operating expenses of the Mansion, including depreciation and taxes, which were $3,177,000 in fiscal year 2001, net of rent received from Mr. Hefner.

        During the past two fiscal years, Mr. Hefner has invested a total of $25,000,000 in Playboy.com. These investments, which Mr. Hefner holds in the form of $20,000,000 in principal amount of promissory notes issued by Playboy.com and $5,000,000 in shares of Playboy.com's Series A Preferred Stock, are described below.

        During fiscal year 2000, Playboy.com, then a wholly-owned subsidiary of Playboy, borrowed a total of $10,000,000 from Mr. Hefner. This indebtedness is evidenced by two unsecured promissory notes executed by Playboy.com, Inc. in favor of Mr. Hefner. The first promissory note, entered into in September 2000, is in the principal amount of $5,000,000, accrues interest on its unpaid balance at the rate of 10.5% per annum, compounded annually, and matures on September 27, 2002. The second promissory note, entered into in December 2000, is in the principal amount of $5,000,000, accrues interest on its unpaid balance at the rate of 12.0% per annum, compounded annually, and had an initial maturity date of February 27, 2001. In connection with obtaining third-party financing for Playboy.com, Mr. Hefner agreed to amend this note to extend the maturity date to September 27, 2002.

        On July 27, 2001, Playboy.com issued a convertible promissory note in the aggregate principal amount of $5,000,000 to Mr. Hefner. On August 13, 2001, this convertible promissory note, together with accrued but unpaid interest thereon, was converted into shares of Playboy.com's Series A Preferred Stock in connection with the conversion into Playboy.com Series A Preferred Stock of $10,000,000 in aggregate principal amount (together with accrued but unpaid interest thereon) of indebtedness held by two strategic investors. Playboy.com's Series A Preferred Stock is convertible into Playboy.com common stock (initially on a one-for-one basis) and is redeemable by Playboy.com after the fifth anniversary of the date of its issuance at the option of the holder. In addition, in the event that a holder elects to redeem Playboy.com's Series A Preferred Stock at any time after the fifth anniversary of the date of its issuance and before the 180th day thereafter, and Playboy.com is not able to, or does not, satisfy such obligation, in cash or in stock, Playboy has agreed to redeem all or part of the shares in lieu of redemption by Playboy.com, either in cash, shares of Playboy's Class B common stock or any combination thereof at Playboy's option.

        On September 26, 2001, Playboy.com issued an unsecured promissory note in the aggregate principal amount of $5,000,000 to Mr. Hefner. This note accrues interest on its unpaid balance at the rate of 8.00% per annum, compounded annually, and matures on July 1, 2002.

        On December 17, 2001, Playboy.com executed an unsecured promissory note in favor of Mr. Hefner. Under the promissory note, Mr. Hefner has agreed to lend up to $10,000,000 to Playboy.com from time to time until December 31, 2002. On December 27, 2001, Playboy.com borrowed $5,000,000 from Mr. Hefner under the note. Playboy.com will pay interest, each month in cash, on the unpaid balance of the principal amount borrowed by Playboy.com at an annual rate of 9.0%. All principal and interest accrued and unpaid on the note will become due and payable on August 10, 2006, the maturity date of the note. Playboy.com may prepay the note in whole or in part without penalty or premium at any time prior to the maturity date. In addition, Mr. Hefner may, at any time, elect to convert all of the outstanding principal and interest under the note into shares of Playboy.com's common stock at a per share price of $7.1097 (as equitably adjusted for any stock dividends, combinations, splits or similar transactions).

        In conjunction with the issuance of the December 2001 note, Playboy entered into an agreement with Mr. Hefner pursuant to which Playboy has agreed to give Mr. Hefner the right to surrender the note to Playboy for shares of Playboy's Class B common stock on or after the earliest to occur of any surrender event, if the note has not been repaid in full. Under the agreement, "surrender event" means any of the following:

  •
  August 10, 2006;

  •
  the date on which Playboy is no longer subject to the terms (except for such terms that expressly survive the payment in full of the obligations and termination of the commitments thereunder) of that certain Credit Agreement, dated as of February 26, 1999, as amended from time to time, by and among Playboy, PEI Holdings, Inc., the financial institutions from time to time party thereto and Credit Suisse First Boston, as administrative agent, collateral agent and issuing bank;

  •
  the occurrence and continuation of an event of default under the note, including the dissolution of Playboy.com or any vote in favor thereof by Playboy.com's board of directors or stockholders, certain insolvency or bankruptcy events relating to Playboy.com, Playboy.com's failure to pay principal and interest due and payable under the note and Playboy.com's non-performance of any material covenant or condition under the note which continues uncured for 15 days after written notice of the default is provided to Playboy.com;

  •
  the dissolution of Playboy.com or any vote in favor thereof by Playboy.com's board of directors or stockholders; or

  •
  certain insolvency or bankruptcy events relating to Playboy.com.

However, the note may not be surrendered if the surrender of the note or the issuance of the shares of Class B common stock would be prohibited by Playboy's Credit Agreement.

        In the event that Mr. Hefner elects to surrender the December 2001 note for shares of Playboy Class B common stock in accordance with the foregoing, Playboy will issue to Mr. Hefner the number of shares equal to the outstanding principal and interest on the note divided by $19.90 (125% of the volume-weighted average closing price of Playboy Class B common stock (as equitably adjusted for any stock dividends, combinations, splits or similar transactions) on the five trading days immediately prior to the date of the note).

        From time to time, Playboy enters into barter transactions in which Playboy secures air transportation for Mr. Hefner in exchange for advertising pages in Playboy magazine. Mr. Hefner reimburses Playboy for Playboy's direct costs of providing these advertising pages. Playboy receives significant promotional benefit from these transactions.

Compensation Committee Interlocks and Insider Participation

        The members of the compensation committee during fiscal year 2001 were Messrs. Rosenthal, Bookshester and Drapkin, none of whom has served at any time as an officer or employee of Playboy or its subsidiaries.

REPORT OF THE AUDIT COMMITTEE

        The audit committee of the Board of Directors is made up of Messrs. Bookshester (who is the Chairman) and Chemerow and Sir Brian Wolfson. During fiscal year 2000, the audit committee developed an updated audit committee charter that reflects the standards set forth in current Securities and Exchange Commission regulations and the New York Stock Exchange listed company rules.

        As set forth in more detail in the audit committee charter, the primary responsibilities of Playboy's audit committee fall into three broad categories:

  •
  to serve as an independent and objective party to monitor Playboy's financial reporting process and internal control system;

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  to review and appraise the audit efforts of Playboy's independent accountants and internal auditing department; and

  •
  to provide an open avenue of communication among the independent accountants, financial and senior management, the internal auditing department, and the Board of Directors.

        The audit committee has implemented procedures to ensure that during the course of each fiscal year it devotes the attention that it deems necessary or appropriate to each of the matters assigned to it under the audit committee's charter. To carry out its responsibilities, the audit committee met four times during fiscal year 2001.

        In overseeing the preparation of Playboy's financial statements, the audit committee met with both management and Playboy's outside auditors to review and discuss all financial statements prior to their issuance and to discuss significant accounting issues. Management advised the audit committee that all financial statements were prepared in accordance with generally accepted accounting principles, and the audit committee discussed the statements with both management and the outside auditors. The audit committee's review included discussion with the outside auditors of matters required to be discussed pursuant to Statement on Auditing Standards No. 61 (Communication with Audit Committees).

        With respect to Playboy's outside auditors, the audit committee has received and reviewed the written disclosures and the letter from Ernst & Young LLP required by Independence Standard No. 1, Independence Discussions with Audit Committees, as amended, by the Independence Standards Board, and has discussed with the auditors the auditors' independence.

        We have also considered whether the provision of services by Ernst & Young that are not related to the audit of the financial statements referred to above, including without limitation the provision of information technology services and other non-audit services, is compatible with maintaining Ernst & Young's independence.

        Based on the reviews and discussions referred to above, we recommend to the Board of Directors that the financial statements referred to above be included in Playboy's Annual Report on Form 10-K for the year ended December 31, 2001, for filing with the Securities and Exchange Commission.

        Management is responsible for the financial reporting process, including the system of internal controls, and for the preparation of consolidated financial statements in accordance with generally accepted accounting principles. Playboy's independent auditors are responsible for auditing those financial statements. The members of the audit committee are not professionally engaged in the practice of accounting or auditing and are not experts in the fields of accounting or auditing, including with respect to auditor independence.

Members of the committee rely, without independent verification, on the information provided to them and on the representations made by management and the independent auditors.

Submitted by the audit committee:

  Dennis S. Bookshester (Chairman)
  David I. Chemerow
  Sir Brian Wolfson

        The foregoing Report of the Audit Committee shall not be deemed to be incorporated by reference in any previous or future documents filed by Playboy with the Securities and Exchange Commission under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that we specifically incorporate the Report by reference in any such document.

PROPOSAL NO. 2

APPOINTMENT OF INDEPENDENT AUDITORS

        THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR RATIFICATION OF THE SELECTION OF ERNST & YOUNG LLP AS OUR INDEPENDENT AUDITORS FOR THE FISCAL YEAR 2002.

        The Board, acting upon the recommendation of the audit committee, has appointed Ernst & Young LLP to serve as our independent auditors for the fiscal year ending December 31, 2002. Ernst & Young served as the auditors for our financial statements for the fiscal year ended December 31, 2001. The Board seeks to have the stockholders ratify the appointment of Ernst & Young.

        PricewaterhouseCoopers LLP served as the auditors for our interim financial statements for the interim periods ended March 31, 2000, June 30, 2000 and September 30, 2000. The Board, acting on the recommendation of the audit committee, dismissed PricewaterhouseCoopers and appointed Ernst & Young as of November 14, 2000, immediately following the filing of our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2000. PricewaterhouseCoopers did not issue a report on our financial statements for fiscal years 2000 and 2001.

        During fiscal year 2000 through the date of their dismissal in fiscal year 2000, there were no disagreements between PricewaterhouseCoopers and us on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of PricewaterhouseCoopers, would have caused it to make reference to the subject matter of the disagreement in connection with its report. We requested that PricewaterhouseCoopers provide us with a letter addressed to the Securities and Exchange Commission stating whether PricewaterhouseCoopers agreed with these statements. A copy of PricewaterhouseCoopers' letter was filed as Exhibit 16.1 to our Amended Current Report on Form 8-K/A, dated November 14, 2000, and filed with the Securities and Exchange Commission on November 15, 2000.

        The following table sets forth in more detail the fees incurred for the professional services of Ernst & Young in fiscal year 2001.

	Audit Fees	Financial Information Systems Design and Implementation Fees	All Other Fees
Ernst & Young	$250,000	$0	$669,000

        Representatives of Ernst & Young will be present at the Annual Meeting and will be available to respond to questions from stockholders and to make a statement, should they wish to do so. If the appointment of Ernst & Young is not ratified by the stockholders, the Board of Directors may appoint other independent auditors based on the recommendation of the audit committee.

OTHER INFORMATION

Section 16(a) Beneficial Ownership Reporting Compliance

        Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our officers and directors and persons who own more than ten percent of a registered class of our equity securities to file reports of ownership and changes in ownership with the Securities and Exchange Commission, the New York Stock Exchange and the Pacific Exchange. Officers, directors and greater than ten percent beneficial owners are required by Securities and Exchange Commission regulations to furnish us with copies of all Section 16(a) forms that they file. Based solely on our review of the copies of the forms we have received and on written representations from certain reporting persons that no other reports were required during the fiscal year 2001, all of our officers, directors and greater than ten percent beneficial owners complied with their Section 16(a) filing requirements, except for Messrs. English and Vaickus, who each inadvertently filed late Initial Statements of Beneficial Ownership of Securities on Form 3.

Stockholder Proposals for the 2003 Annual Meeting

        If you wish to submit a proposal for us to consider for inclusion in our 2003 proxy materials and for presentation at our 2003 Annual Meeting of Stockholders, you must send the proposal so that we receive it no later than December 16, 2002, unless the 2003 Annual Meeting will be held on a date that is more than 30 days before or after May 15, 2003, the anniversary of the date of the 2002 Annual Meeting, in which case we must receive your proposal within a reasonable time before we mail the proxy materials for the 2003 Annual Meeting. Proposals should be addressed to the Secretary, Playboy Enterprises, Inc., 680 North Lake Shore Drive, Chicago, Illinois 60611. We recommend that you send your stockholder proposals via certified mail, return receipt requested, so that you will have confirmation of the date we received your proposal.

Playboy's Annual Report and Financial Information

        A copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2001, including financial statements, has been filed with the Securities and Exchange Commission. You may obtain our Annual Report on Form 10-K over the Internet at the Securities and Exchange Commission's website, www.sec.gov.

Expenses of Solicitation

        We are soliciting proxies primarily by mailings such as this one, but we may also solicit proxies personally and by telephone calls placed by our officers and employees (without additional compensation). We will bear the expenses of all solicitations, which may also include the reimbursement of brokerage firms, nominees, custodians and fiduciaries for their out-of-pocket expenses incurred in forwarding proxy materials to beneficial owners of our common stock and seeking instruction from those beneficial owners with respect to the proxy materials.

Other Business

        As of the date of these proxy materials, management knows of no other business that will be presented for consideration at the Annual Meeting.

PLAYBOY ENTERPRISES, INC.

PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR
THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 15, 2002

The undersigned hereby constitutes and appoints CHRISTIE HEFNER and HOWARD SHAPIRO, and each of them, as Proxies, each with full power of substitution, to vote for the undersigned all of the shares of Class A Common Stock of PLAYBOY ENTERPRISES, INC. registered in the name of the undersigned, as of March 18, 2002, at the annual meeting of stockholders of Playboy Enterprises, Inc. to be held May 15, 2002 and at any and all adjournments of that meeting, upon the following matters, which are more fully described in the Proxy Statement.

The right to revoke this proxy at any time before it is voted is reserved. When properly executed, this proxy will be voted or withheld in accordance with the specifications made in this proxy. IF NOT OTHERWISE SPECIFIED, THIS PROXY WILL BE VOTED "FOR" THE ELECTION OF MS. HEFNER AND MESSRS. BOOKSHESTER, CHEMEROW, DRAPKIN, ROSENTHAL, ROSENZWEIG AND WOLFSON AS DIRECTORS; AND "FOR" RATIFICATION OF THE SELECTION OF ERNST & YOUNG LLP AS OUR INDEPENDENT AUDITORS.

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Playboy Enterprises, Inc.
Please mark vote in oval in the following manner using dark ink only.    ☐

1. Election of Directors: Nominees: 01-D. Bookshester, 02-D. Chemerow, 03-D. Drapkin, 04-C. Hefner, 05-S. Rosenthal, 06-R. Rosenzweig, 07-B. Wolfson. To withhold authority to vote for one or more (but less than all) nominees, write such nominee(s) name below and mark "For All Except" to the right.	For All ☐	Withheld All ☐	For All Except ☐	2.	To ratify the selection of Ernst & Young LLP as independent auditors of Playboy Enterprises, Inc. for the current fiscal year.	For ☐	Against ☐	Abstain ☐
Nominee Exception				The Proxies are authorized to vote in their discretion upon such other matters as may properly come before the meeting.
				Signature(s)

				Dated:		, 2002

				The signature to this proxy should conform exactly to the name as shown. When shares are held by joint tenants, all such tenants must sign.

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PLEASE MARK, SIGN, DATE AND MAIL
THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

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GENERAL INFORMATION
PROPOSAL NO. 1 ELECTION OF DIRECTORS
MEETINGS AND COMMITTEES OF THE BOARD
DIRECTOR COMPENSATION
EXECUTIVE OFFICERS
PLAYBOY STOCK OWNERSHIP
EXECUTIVE COMPENSATION
Summary Compensation
Option Grants in Last Fiscal Year
Aggregated Option Exercises in Last Year and FY-End Option Values
PERFORMANCE GRAPH
COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN* AMONG PLAYBOY ENTERPRISES, INC., THE RUSSELL 2000 INDEX AND PEER GROUP
REPORT OF THE AUDIT COMMITTEE
PROPOSAL NO. 2 APPOINTMENT OF INDEPENDENT AUDITORS
OTHER INFORMATION